UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 18, 2009

HOKU SCIENTIFIC, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51458	99-0351487
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
Of incorporation)

1288 Ala Moana Blvd., Suite 220 Honolulu, Hawaii	96814
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (808) 682-7800

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Change Order Number 4 to Cost Plus Incentive Contract with JH Kelly LLC.

On August 8, 2007, Hoku Materials entered into a Cost Plus Incentive Contract with JH Kelly LLC, or JH Kelly, for construction services for the construction of our polysilicon production plant, which was amended in October 2007, by Change Order Number 1, again in April 2008 by Change Order Number 2, and again in March 2009 by Change Order Number 3, which are collectively the Construction Agreement.  Under the Construction Agreement, JH Kelly would provide the construction services as our general contractor for the construction of our planned polysilicon plant with production capacity of up to 4,000 metric tons per year. The target cost for the services to be provided under the Construction Agreement is $145 million, including up to $5.0 million of incentives that may be payable.

On September 18, 2009, Hoku Materials and JH Kelly agreed to Change Order Number 4 under the Construction Agreement, or Change Order 4, to, among other things: (i) to confirm the plan for JH Kelly to complete construction of our planned polysilicon production plant and (ii) set-up a payment schedule relating to outstanding invoices that we owe to JH Kelly and any additional expenses that JH Kelly incurs relating to the construction of our polysilicon production plant.

In July 2009, we initiated a temporary slowdown of construction and procurement activities to preserve cash while we seek to raise additional capital.  JH Kelly subsequently filed a lien claiming past due accounts payable in the amount of approximately $12 million.  Under the terms of Change Order 4, JH Kelly agreed that it would resume construction activities upon receipt of notice from us and our payment of $5 million of the past due amount.  In the meantime, JH Kelly agreed to forbear from foreclosing on its approximately $12 million lien until after December 1, 2009, and if we make the $5 million payment and resume construction activities by such date, we will have until January 14, 2010 to pay the balance of the $12 million that is past due.  JH Kelly also agreed to waive interest and other fees and charges that may be incurred as a result of the past due amounts.

In addition to confirming the revised payment schedule, JH Kelly reaffirmed its commitment to achieving our key project schedule dates if work is resumed in October.  This would include completing a reactor demonstration in December 2009, completing construction of 2,500 metric tons of polysilicon production capacity in March 2010, and completing construction of the full 4,000 metric tons of capacity, including on-site trichlorosilane production, in December 2010.  The other terms of the contract remain unchanged.

The JH Kelly Change Order Number 4 will be filed with our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: September 22, 2009

Hoku Scientific, Inc.

By:	/s/ Dustin Shindo
Dustin Shindo
Chairman of the Board of Directors, President and Chief Executive Officer